UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

April 14, 2016

Date of Report (Date of earliest event reported)

STORE Capital Corporation

(Exact name of registrant as specified in its charter)

Maryland	001-36739	45-2280254
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

8501 East Princess Drive, Suite 190
Scottsdale, AZ	85255
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (480) 256-1100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Departure of Directors.

On April 14, 2016, Messrs. Mahesh Balakrishnan and Manish Desai notified the board of directors (the “Board”) of STORE Capital Corporation (the “Company”) of their respective resignations from the Board and any associated committees of the Board, effective April 14, 2016.  Messrs. Balakrishnan and Desai, who are both employed by Oaktree Capital Management, L.P. (“Oaktree”), had served on the Company’s Board of Directors since the Company’s founding in May 2011. Pursuant to the Stockholders Agreement, dated as of November 21, 2014, among the Company, STORE Holding Company, LLC (“STORE Holding”) and the other persons named therein, STORE Holding is obligated to take all necessary action to reduce the number of its designated directors on the Company’s Board to reflect the reduction of its level of ownership of Company common stock. As a result of recent stock sales by STORE Holding, STORE Holding no longer owns any shares of the Company’s common stock.  As a result, all Oaktree-affiliated directors who were designated by STORE Holding offered to tender their resignations.  The Board accepted the resignations of Messrs. Balakrishnan and Desai but requested that Messrs. Shourie and Derek Smith remain on the Board in order to facilitate an orderly transition in connection with the identification and appointment of qualified replacement candidates.  The decision by Messrs. Balakrishnan and Desai to resign did not involve any disagreement with the Company, the Company’s management or the Board.  The Board has determined to reduce the size of the Board to eight members and has appointed a new independent, non-management director to fill one of the vacancies created by the resignations of Messrs. Balakrishnan and Desai, as discussed in “Election of Director” below.  The Board will remain at eight members until such time as it can identify and appoint qualified replacement candidates.

Election of Director.

On April 14, 2016, the Board appointed William F. Hipp to fill one of the vacancies on the Board created by the resignations of Messrs. Balakrishnan and Desai. There were no arrangements or understandings between Mr. Hipp and any other persons regarding his appointment to the Board, nor is he party to any related party transactions required to be reported pursuant to Item 404(a) of Regulation S-K. Mr. Hipp will serve on the Audit Committee of the Board.

Mr. Hipp will be compensated for his board service consistent with the compensation arrangements provided to the Board’s other independent, non-management directors, which are more fully described in the “Director Compensation” section of the Company’s definitive proxy statement for its 2015 Annual Meeting of Stockholders filed with the Securities and Exchange Commission on April 22, 2015, and will receive pro-rated amounts of the annual cash retainer and the annual restricted stock grant for the period from the date of his appointment until the 2016 Annual Meeting of Stockholders. Mr. Hipp will also enter into the Company’s form of indemnification agreement for directors.

Mr. Hipp spent over 35 years in commercial banking, where he developed extensive experience with real estate investment trusts (REITs), real estate capital markets and corporate finance.  From 2004 until his retirement in 2015, Mr. Hipp was employed by KeyBank in various senior-level roles, most recently as head of the Institutional Capital Group (ICG) for KeyBank’s real estate business, which he founded upon joining the bank and ran until his retirement.  ICG’s mission is to identify real estate-related borrowers that have a need for bank debt and M&A advisory services, and for access to the syndicated loan market, the public equity markets, and the commercial mortgage-backed securities and agency debt markets.  In his capacity as head of ICG, Mr.

Hipp was responsible for formulating and implementing strategy and for client selection and initial credit and risk decisions.  Prior to his employment with KeyBank, Mr. Hipp spent 20 years with BankBoston, as head of its real estate group, and FleetBoston (following the merger of BankBoston and Fleet Financial Group) as co-head of real estate.  Mr. Hipp holds a B.A. degree in Economics from Emory University and an M.B.A with a concentration in Finance and Accounting from Tulane University.

Item 7.01. Regulation FD Disclosure.

On April 14, 2016, the Company issued a press release announcing the appointment of Mr. Hipp, as described in Item 5.02 of this Current Report. A copy of the press release is attached hereto as Exhibit 99.1. The information contained in the press release shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and is not incorporated by reference into any filing of the Company, whether made before or after the date hereof, regardless of any general incorporation language in such filing.

Item 9.01. Financial Statements and Exhibits.

(d)   Exhibits

Exhibit No.	Description

99.1	Press release announcing the appointment of William F. Hipp as a member of the Board of Directors of STORE Capital Corporation

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STORE Capital Corporation

Dated: April 15, 2016
	By:	/s/Michael T. Bennett
Michael T. Bennett
Executive Vice President-General Counsel

EXHIBIT INDEX

Exhibit
No.	Description
99.1	Press release announcing the appointment of William F. Hipp as a member of the Board of Directors of STORE Capital Corporation